CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-203466) of our report dated February 14, 2022 relating to the consolidated financial statements of Micromem Technologies Inc. consisting of the consolidated statements of financial position as at October 31, 2021 and 2020 and the related consolidated statements of operations and comprehensive loss, changes in equity and cash flows for each of the years in the three year period ended October 31, 2021, which appears in this Form 20-F dated February 22, 2022.

Signed:

Toronto, Ontario

February 22, 2022